UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CFN Enterprises Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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NOTICE OF CONSENT SOLICITATION

We are soliciting your consents to approve an amendment to our Certificate of Incorporation, as amended, to effect a reverse split of our common stock in the range from 1-for-2 to 1-for-50

We have decided to seek the written consent of stockholders through a consent solicitation process rather than a special meeting of stockholders, in order to save the costs and management time of holding a special meeting.

This item of business is more fully described in the Consent Solicitation Statement which accompanies this Notice of Consent Solicitation.

The Board of Directors has fixed the close of business on June 10, 2024 as the record date for the Consent Solicitation. Only stockholders of record of our common stock at the close of business on that date are entitled to notice of and to provide written consent to the matter submitted for consent as set forth in this Notice.

Your vote is important. Please complete, sign, date and return the accompanying solicitation card in the enclosed postage-paid envelope. The accompanying Consent Solicitation Statement explains the consent solicitation and the matter to be voted on in more detail. Please read the Consent Solicitation Statement carefully.

By Order of the Board of Directors

/s/ Brian Ross
Brian Ross
President, Chairman and Chief Executive Officer

June 17, 2024

CFN ENTERPRISES INC.

CONSENT SOLICITATION STATEMENT

600 E. 8th Street

Whitefish, MT 59937

CONSENT SOLICITATION STATEMENT

The enclosed consent is solicited (“Consent Solicitation”) by the Board of Directors (the “Board”) of CFN Enterprises Inc. (“CFN Enterprises,” “we,” “our,” “us” or “the Company”). This Consent Solicitation Statement and the accompanying Notice of Consent Solicitation and consent card are being first mailed on or about June 20, 2024, to our stockholders entitled to vote in the Consent Solicitation.

Important Notice Regarding the Availability of Consent Solicitation Materials

A copy of this Consent Solicitation Statement and the consent card are available at:

http://cfnenterprisesinc.com

INFORMATION ABOUT THE CONSENT SOLICITATION AND GIVING CONSENT

Purpose of the Consent Solicitation.

In the Consent Solicitation, stockholders will consider and consent on the following proposal (“Proposal”):

• Approval of an Amendment to our Certificate of Incorporation, as amended, to Effect a Reverse Split in the Range from 1-for-2 to 1-for-50

The Board strongly believes that it is critical to the future viability of the Company that you consent to the Proposal. The Board has decided to seek written consent in lieu of a meeting of stockholders, in order to eliminate the costs and management’s time in holding a meeting. Written consents are being solicited from holders of all of our shares of common stock pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”).

Stockholders Entitled to Consent.

Stockholders of record at the close of business on June 10, 2024 (the “Record Date”) of our common stock, $0.001 par value per share, are entitled to notice of, and to grant consent for the Proposal. At the close of business on the Record Date, there were 82,210,664 shares of our common stock issued, outstanding and entitled to vote.

Number of Votes.	You have one vote for each share of our common stock held by you on the Record Date.
Consent.	You may vote your shares by completing and submitting a consent card.

Stockholders of Record. If you hold your shares in your own name as a holder of record, you can vote your common stock by completing the enclosed consent card and returning it signed and dated in the enclosed postage-paid envelope. Your shares will be voted in accordance with your consent in your completed and returned consent card.

Beneficial Owners. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of your broker or other nominee in order for your shares to be voted.

Quorum.

A majority of our issued and outstanding shares of common stock consenting and entitled to consent constitutes a quorum. For purposes of determining the presence of a quorum for transacting business by consent, abstentions and “broker non-votes” (proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner(s) on a particular proposal(s) with respect to which the brokers or nominees do not have discretionary voting authority) will be treated as shares that are present for purposes of determining the presence of a quorum.

Routine Proposals; Broker Non-Votes.

Your broker or nominee will have discretionary authority to vote your shares with respect to “routine” proposals, but not with respect to “non-routine” proposals. The Proposal is a routine proposal and may be voted upon by your broker or nominee if you do not submit voting instructions.

Vote Required; Treatment of Abstentions and Broker Non-Votes.

The Proposal must receive an affirmative vote of a majority of shares issued and outstanding in order to be approved. Throughout this Consent Solicitation Statement, we use “vote” and “voting” interchangeably with “consent” and “consenting” (and similar).

Abstentions are included in the number of shares present or represented and entitled to vote on the Proposal and will have the effect of a vote against the Proposal. Broker “non-votes” are entitled to vote for the Proposal as it is a routine matter and your broker may vote on the Proposal, even if the broker does not receive voting instructions from you.

Voting of Consents.

Our Board recommends a vote FOR the Proposal. Your shares of common stock will be voted in accordance with the instructions contained in your signed consent card. If you return a signed consent card without giving specific voting instructions with respect to the Proposal, consents (each, a “Consent”) will be voted in favor of the Board’s recommendations with respect to the Proposal as set forth in this Consent Solicitation Statement.

Revocation of Consents.

If you are the stockholder of record, you may revoke your written consent at any time prior to the time that we receive a sufficient number of written consents to approve the Proposal set forth herein. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the Consent previously given is no longer effective. The revocation should be sent to us at CFN Enterprises Inc., c/o Colonial Stock Transfer, 7840 S 700 E, Sandy, UT 84070. If your shares are held in a brokerage account by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or other nominee, provided that such revocation is made prior to the time that we receive a sufficient number of written consents to approve the Proposal set forth herein. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the Consent previously given is no longer effective.

Expenses and Solicitation.

The costs of solicitation of consents, including printing and mailing costs, will be borne by us. We may engage one or more advisors to assist with the solicitation. In addition to the solicitation of consents by mail and by the consent solicitor, consents may also be solicited personally by directors, our officers and employees, without additional compensation to these individuals. We may request banks, brokers and other firms holding shares in their names that are beneficially owned by others to send consent materials and obtain consents from such beneficial owners, and will reimburse such banks, brokers and other firms for their reasonable out-of-pocket costs.

Expiration Date.

The Company expects that this solicitation will end immediately upon receipt of a sufficient number of written consents to approve the Proposal set forth herein. The Company expressly reserves the right, in its sole discretion and regardless of whether any of the conditions of the Consent Solicitation have been satisfied, subject to applicable law, at any time prior to 5:00 p.m. Eastern Time, on August 2, 2024 (the “Expiration Date”) to (i) terminate the Consent Solicitation for any reason, including if requisite approval is obtained, (ii) waive any of the conditions to the Consent Solicitation, or (iii) amend the terms of the Consent Solicitation. The final results of this solicitation of written consents will be published in a Current Report on Form 8-K (the “Form 8-K”) by the Company. This Consent Solicitation Statement and the Form 8-K shall constitute notice of taking of a corporate action without a meeting by less than unanimous written consent as permitted by applicable law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as June 10, 2024, held by: (i) each of our directors; (ii) each of our named executive officers; (iii) all of our directors and executive officers as a group; and (iv) each person or group known by us to own beneficially more than 5% of the outstanding common stock. Except as set forth below, the address of the persons or groups named below is c/o CFN Enterprises Inc., 600 E. 8th Street, Whitefish, MT 59937.

	Common Stock
	No. of Shares	% of Class (1)
Brian Ross (2)	658,144	0.8%
Mario Marsillo Jr.	91,982	0.1%
Allen Park	17,129,412	20.8%
Rami Abi	10,170,568	12.4%
Aness Ziadeh	5,700,000	6.9%
All current officers and directors as a group (5 persons)	33,750,106	40.8%
Isaac Shehebar (3)	12,577,180	14.7%
Emerging Growth LLC (4)	4,556,667	5.5%
Anthony Zingarelli (5)	8,047,600	9.7%

(1)

Except as indicated in these footnotes: (i) the persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned; (ii) the number of shares beneficially owned by each person as of June 10, 2024 includes any vested and unvested shares of restricted stock and any shares of common stock that such person or group has the right to acquire within 60 days of June 10, 2024, upon the exercise of convertible securities; and (iii) for each person or group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 82,210,664 shares of common stock outstanding on June 10, 2024, plus the number of shares of common stock that such person or group has the right to acquire within 60 days of June 10, 2024.

(2)	Includes 1,000 warrants vested held by Mr. Ross’ spouse. Mr. Ross disclaims beneficial ownership of the 1,000 warrants vested except to the extent of his pecuniary interest therein.
(3)	Includes 3,338,000 warrants to purchase common stock. The address of Mr. Shehebar is 1407 Broadway, Suite 503, New York, NY 10018.
(4)

Based on a Schedule 13D filed with the Securities and Exchange Commission on April 9, 2021. Darren Dayton is the managing member of Emerging Growth LLC with sole voting and dispositive power. The address of Emerging Growth LLC is 143 Calle Mayor, Redondo Beach, CA 90277.

(5)	Based on a Schedule 13D filed with the Securities and Exchange Commission on August 15, 2022. The address of Mr. Zingarelli is 12742 E Caley Avenue, Centennial, CO 80111.

PROPOSAL 1

TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE SPLIT OF OUR COMMON STOCK IN THE RANGE OF FROM 1-FOR-2 TO 1-FOR-50

Our management has considered the potential benefits of effecting a reverse split of our common stock for the purpose of uplisting to Nasdaq in the future. Based on the Company’s stage of development, certain developments in its industry, the Company’s observations regarding the market for its peers whose securities are traded on Nasdaq, and discussions with U.S.-based investment banks and other advisors, the Company believes that there may be potential benefits of a reverse stock split and a future uplisting of our common stock from the OTCQB tier of the OTC Markets to Nasdaq, including:

●	a larger pool of available capital;

●	a greater average daily trading volume;

●	a greater number of U.S. retail and institutional investors; and

●	a potential increase in market valuation.

The Company must satisfy a variety of requirements to be accepted for listing on Nasdaq, including the requirement that the listed securities maintain a minimum per-share trading price for a specific period of time. The Company is contemplating the possibility of proceeding to complete a reverse stock split in order to satisfy this requirement. This is not the only listing standard that the Company must meet, however, and the Company does not currently meet certain of the other Nasdaq listing standards. A reverse stock split is merely the first step toward an uplisting on Nasdaq.

Our Board has unanimously adopted a resolution authorizing, approving, declaring advisable and recommending to our stockholders for their approval an amendment to our Certificate of Incorporation, as amended, to effect a reverse split of the outstanding shares of common stock in a ratio of one share-for-two shares up to a ratio of one share-for-fifty shares (the “Reverse Split Amendment”), which ratio will be selected by the Board following stockholder approval but in any event no later than one year after approval of the Consent Solicitation. The Reverse Stock Split Amendment will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State and set forth in a public announcement. The form of Reverse Split Amendment is attached to this proxy statement as Annex A.

If the proposal authorizing the reverse stock split (the “Reverse Stock Split Proposal”) is approved through the Consent Solicitation, we may issue the shares of common stock that would become available for issuance upon completion of any reverse split (i) pursuant to future securities offering transactions, (ii) pursuant to future acquisition transactions involving payment of consideration in our equity securities, (iii) upon conversion or exercise of outstanding securities that are convertible into or exercisable for common stock, and (iv) for other general corporate purposes.

If the Board determines to implement the Reverse Split Amendment, we would communicate to the public, prior to the effective time of the Reverse Split Amendment, additional details regarding the Reverse Split Amendment (including the final reverse split ratio, as determined by the Board). The Board reserves the right to elect not to proceed with the Reverse Split Amendment if it determines, in its sole discretion, that the Reverse Split Amendment is no longer in the best interests of our Company or our stockholders.

In determining which reverse split amendment to implement, if any, following receipt of stockholder approval of the Reverse Stock Proposal, the Board may consider, among other things, various factors, such as:

●	the historical trading price and trading volume of our common stock;
●	the then-prevailing trading price and trading volume of our common stock and the expected impact of a reverse stock split on the trading market for our common stock in the short- and long-term;

●	threshold prices of brokerage houses or institutional investors that could impact their ability to invest or recommend investments in our common stock;
●	minimum listing requirements of Nasdaq;
●	which reverse split ratio would result in the least administrative cost to us; and
●	prevailing general market and economic conditions.

The failure of stockholders to approve the Reverse Stock Proposal could prevent us from meeting the Nasdaq $4.00 minimum bid price requirement (the “Minimum Bid Price Requirement”), among other things, unless the market price of our common stock increases above the Minimum Bid Price Requirement without a reverse split. If we are unable to uplist our common stock to Nasdaq, interest in our common stock may decline and certain institutions may not have the ability to trade in our common stock, all of which could have a material adverse effect on the liquidity or trading volume of our common stock. If our common stock becomes significantly less liquid due to our inability to qualify for listing on Nasdaq, our stockholders may not have the ability to liquidate their investments in our common stock as and when desired and we believe our access to capital would become significantly diminished as a result.

Reasons for the Reverse Split

To uplist to Nasdaq in the future

We believe that a reverse stock split could increase the market price of our common stock sufficient to satisfy the Minimum Bid Price Requirement in the near term, though we cannot provide any assurance that a reverse stock split will have that effect or that a reverse stock split would increase the market price sufficiently for a prolonged period of time. The Board has weighed the potential harm to our company and its stockholders resulting from an inability to uplist to Nasdaq against the potential harm to our company and its stockholders from another significant reverse stock split, including the risks described below under “Certain Risks Associated with a Reverse Split.” We believe we will continue to need to raise capital to fund our operations until the businesses we are engaged in become cash flow positive or profitable (of which there is no assurance). If we are unable to uplist to Nasdaq, our access to capital may become further limited and we may not have sufficient capital to enable our operating subsidiaries to continue their operations or become cash flow positive or profitable. Therefore, the Board has concluded that the potential harm to our company and its stockholders resulting from a possible uplisting to Nasdaq outweighs the potential harm to our company and its stockholders from another significant reverse stock split. The Minimum Bid Price Requirement is not the only listing standard that the Company must meet, however, and the Company does not currently meet certain of the other Nasdaq listing standards. A reverse stock split is merely the first step toward an uplisting on Nasdaq. There can be no assurance that the Company will meet the Nasdaq listing standards or that Nasdaq would approve the Company’s listing application.

To potentially improve the liquidity of our common stock.

A reverse split could allow a broader range of institutions to invest in our common stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity of our common stock and potentially decreasing the volatility of our common stock if institutions become long-term holders of our common stock. A reverse split could help increase analyst and broker interest in our common stock as their policies can discourage them from following or recommending companies with low stock prices.

Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

Certain Risks Associated with a Reverse Split

There can be no assurance that the reverse split will increase the market price of the common stock and have the desired effect of achieving compliance with the Minimum Bid Price Requirement. The Board believes that a reverse split has the potential to increase the market price of our common stock so that we may be able to satisfy the Minimum Bid Price Requirement. However, the long- and near-term effect of the reverse split upon the market price of the common stock cannot be predicted with any certainty.

As of the Record Date, the closing price of our common stock was $0.64. Historically, however, the closing price of our common stock during the year ended December 31, 2023 has traded as low as $0.06 per share to a high of $0.39 per share. As a result, we cannot be assured of compliance with the Minimum Bid Price Requirement in the future. There can be no assurance that a reverse stock split will increase the market price of our common stock so that we may be able to maintain compliance with the Minimum Bid Price Requirement.

Further, following any reverse stock split, we will continue to require significant proceeds from sales of our debt or equity securities to fund our operations for the near future, which will cause further dilution to stockholders. The issuance of a substantial amount of shares of common stock or securities convertible into or exercisable for common stock in the future could cause downward pressure on the price of our common stock and there is no assurance that the market price for our common stock will remain at a level sufficient to satisfy the Minimum Bid Price Requirement.

Even if a reverse stock split enables us to gain compliance with the Minimum Bid Price Requirement, we may be unable to meet the other criteria of listing on Nasdaq. Further, the reverse split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks.

A reverse split would affect all of our common stockholders uniformly and would not affect any stockholder’s percentage ownership interests or proportionate voting power. The other principal effects of the reverse split will be that:

●	the number of issued and outstanding shares of common stock will be reduced proportionately based on the final reverse split ratio, as determined by the Board;
●

subject to their terms, the per share exercise price of all outstanding options and warrants will be adjusted proportionately as will the number of shares of common stock issuable upon the exercise of all outstanding options and warrants based on the final reverse split ratio; and

●	the number of shares of our authorized common stock that are unissued and not reserved for future issuance will increase.

Although the number of outstanding shares of common stock would decrease following the Reverse Split Amendment, the Board does not intend for a reverse split to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

The following table reflects the number of shares of common stock that would be outstanding as a result of the effectiveness of the Reverse Split Amendment and the approximate percentage reduction in the number of outstanding shares based on 82,210,664 shares of common stock issued and outstanding as of June 10, 2024, the Record Date. As of the Record Date, we had 82,210,664 shares of common stock available for issuance. The following table also shows the shares that would be available for issuance at various ratios that the Board of Directors may consider if the Reverse Split Amendment is effected.

Proposed Reverse Split Ratio	Approximate Percentage Reduction	Approximate Shares of Common Stock to be Outstanding After the Reverse Split	Shares of Common Stock Available for Issuance After the Reverse Split
1-for-2	50.0%	41,105,332	458,894,668
1-for-10	90.0%	8,221,066	491,778,934
1-for-25	96.0%	3,288,426	496,711,574
1-for-50	98.0%	1,644,213	498,355,787

Effect of Reverse Split and Potential Anti-Takeover Effect

Management does not anticipate that our financial condition, the percentage ownership of common stock by management, the number of our stockholders, or any aspect of our business will materially change as a result of the Reverse Split Amendment. Because the Reverse Split Amendment will apply to all issued and outstanding shares of common stock and outstanding rights to purchase common stock or to convert other securities into common stock, the proposed Reverse Split Amendment will not alter the relative rights and preferences of existing stockholders. However, the number of shares of common stock outstanding will be decreased, while the number of authorized but unissued shares will be increased.

Management does not currently plan to use the increase in our authorized but unissued shares that will result from the Reverse Split Amendment to make it more difficult or to discourage a future merger, tender offer or proxy contest or the removal of incumbent management. This Proposal is not the result of management’s knowledge of an effort to accumulate our securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise.

Summarized in the following paragraphs are provisions included in our Certificate of Incorporation, as amended, and our bylaws that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our Board to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If the Board were to determine that a takeover proposal was not in our best interest, such shares could be issued by the Board without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Certificate of Incorporation, as amended, grants our Board broad power to establish the rights and preferences of authorized and unissued shares of additional series of preferred stock. The creation and issuance of one or more additional series of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Cumulative Voting. Our Certificate of Incorporation, as amended, does not provide for cumulative voting in the election of directors which would allow holders of less than a majority of the voting stock to elect some directors.

Vacancies. Section 223 of the Delaware General Corporation Law and our bylaws provide that all vacancies, including newly created directorships, may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders. A special meeting of stockholders may be called by our Board or the Chairman of our Board and must be called by our Secretary at the request in writing of holders of record of a majority of our outstanding capital stock entitled to vote. The requirement that a majority of our outstanding capital stock is required to call a special meeting means that small stockholders will not have the power to call a special meeting to, for example, elect new directors.

Fractional Shares

If the reverse stock split ratio determined to be implemented by the Board, if any, will result in fractional shares, we will not issue fractional shares. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of our common stock to round up to the next whole share.

Procedure for Effecting Reverse Stock Split

If the Board decides to implement a reverse split, the reverse split will become effective on the date the Reverse Split Amendment is filed with the Secretary of State of the State of Delaware. The time of such filing, if any, will be determined by the Board in its sole discretion. Beginning on the effective time of the Reverse Split Amendment, each certificate representing pre-reverse split shares of common stock will be deemed for all corporate purposes to evidence ownership of post-reverse split shares of common stock.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the reverse split that may be relevant to U.S. Holders (as defined below) of our common stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our common stock. We have not sought and will not seek an opinion of counsel or any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the reverse split.

This discussion is limited to holders that hold our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax consequences relevant to such holders’ particular circumstances, including the impact of the tax on net investment income imposed by Section 1411 of the Code. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

●	persons that are not U.S. Holders (as defined below);
●	persons subject to the alternative minimum tax;
●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
●	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	banks, insurance companies or other financial institutions;
●	real estate investment trusts or regulated investment companies;
●	brokers, dealers or traders in securities;
●	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
●	tax-exempt organizations or governmental organizations;
●	persons deemed to sell our common stock under the constructive sale provisions of the Code;
●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and
●	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is or is treated as: (1) an individual who is a citizen or resident of the United States; (2) a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust that (a) is subject to the primary supervision of a U.S. court and the control of one of more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (b) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A reverse split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse split, except with respect to cash received in lieu of a fractional share of our common stock. A U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the reverse split should equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period in the shares of our common stock received should include the holding period in the shares of our common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the reverse split. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Information Reporting and Backup Withholding. A U.S. Holder (other than corporations and certain other exempt recipients) may be subject to information reporting and backup withholding when such holder receives cash in lieu of a fractional share of our common stock pursuant to the reverse split. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Dissenter’s Rights

Under the Delaware General Corporation Law, our stockholders will not be entitled to dissenter’s rights with respect to the Reverse Stock Split Amendment, and we do not intend to independently provide stockholders with any such right.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the Proposal is required to approve the Reverse Stock Split Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL.

STOCKHOLDER PROPOSALS

Proposals of shareholders intended to be presented at our next annual meeting of shareholders, including the election of directors of the Company, must be received by us in a reasonable amount of time prior to when we begin to print and send our proxy materials for such meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. If the shareholder fails to give notice in reasonable time prior to when we begin to print and send our proxy materials for such meeting, then the persons named as proxies in the proxies solicited by our Board for our next annual meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORTS

We shall provide a copy of our Form 10-K Annual Report for the fiscal year ended December 31, 2023 and our Quarterly Reports for the fiscal quarter ended March 31, 2024, without charge, to each person to whom a Consent Solicitation Statement is delivered, upon written or oral request of such person delivered to us at CFN Enterprises Inc., 600 E. 8th Street, Whitefish, MT 59937, Attention: Secretary, or by telephone at (833) 420-2636. Copies may also be obtained without charge through the SEC’s web-site at http://www.sec.gov. We intend to file our Form 10-K Annual Report for fiscal year ended December 31, 2024 on or before March 31, 2025.

“HOUSEHOLDING” OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may employ the practice of “householding” proxy statements and annual reports. This means that only one copy of this Consent Solicitation Statement may have been sent to multiple stockholders residing at the same household. If you would like to obtain an additional copy of this Consent Solicitation Statement, please contact us at CFN Enterprises Inc., 600 E. 8th Street, Whitefish, MT 59937, Attention: Secretary, or by telephone at (833) 420-2636. If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to comply with the reporting requirements of the Securities Exchange Act. For further information about us, you may refer to our Annual Report and our Quarterly Reports. You can review these filings at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. These filings are also available electronically at http://www.sec.gov.

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to CFN Enterprises Inc., 600 E. 8th Street, Whitefish, MT 59937, Attention: Secretary. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address set forth in the prior sentence.

By Order of the Board of Directors,
/s/ Brian Ross
Whitefish, Montana	Brian Ross
June 17, 2024	President, Chairman and Chief Executive Officer

ANNEX A

Amendment to Certificate of Incorporation

of CFN Enterprises Inc.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

CFN ENTERPRISES INC., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

The Certificate of Incorporation of the Corporation is hereby amended as follows:

Article FOURTH is hereby amended to add the following paragraph A. thereto:

A. Reverse Split. Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Reverse Split Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Reverse Split Effective Time (the “Old Common Stock”) shall be automatically reclassified as and converted into [one-half to one-fiftieth] of a fully paid and non-assessable share of Common Stock (the “New Common Stock”) (the “Reverse Stock Split”). No fractional shares of the New Common Stock shall be issued in connection with the Reverse Stock Split. No cash will be paid or distributed as a result of the Reverse Stock Split, and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to a whole share. Any stock certificate that, immediately prior to the Reverse Stock Effective Time, represented shares of the Old Common Stock, shall from and after the Reverse Stock Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment.

The forgoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the vote of a majority of each class of outstanding stock of the corporation entitled to vote thereon.

IN WITNESS WHEREOF, CFN ENTERPRISES INC., has caused this certificate to be duly executed in its corporate name this [•] day of [•], [•].

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